AGREEMENT

         THIS AGREEMENT (this "Agreement") is entered into effective as of January 1, 2000, by and between FX Energy, Inc., a Nevada corporation, and its subsidiaries and affiliates through which it owns interests and carries out activities in Poland (collectively, "FX Energy"), and Apache Overseas, Inc.. a Delaware corporation, and its subsidiaries and affiliates through which it owns interests and carries out activities in Poland (collectively, "Apache").

                                    Recitals

         A. Apache and FX Energy hold certain rights to explore for and exploit natural gas and oil in certain lands in the Republic of Poland and have been conducting exploration operations in Poland pursuant to various agreements. Apache and FX Energy jointly hold exploration rights covering approximately 11.5 million acres and options covering approximately 3.4 million acres controlled by Polski Gornictwo Naftowe i Gazownictwo S.A. ("POGC").

         B. The strategic alliance of Apache and FX Energy has historically focused on an extensive exploration program. To date, Apache and FX Energy have jointly participated in the drilling of six wells, and Apache has covered all of FX Energy's drilling and completion costs for five of the six wells. Apache and FX Energy also entered into a Farmin Agreement with POGC with respect to POGC's Lachowice area. The Farmin Agreement was the first agreement of its kind executed by POGC with foreign entities.

         C. The close  relationship  that  Apache and FX Energy  have  developed together. and with POGC will hopefully lead to an expanded program in the Republic of Poland that will include the acquisition of producing properties and the development and enhancement of proven properties within the Republic of Poland. Apache and FX Energy have been evaluating several opportunities, and, as a result of their analyses, executed a Letter of Intent with POGC that, among other things, establishes an exclusive negotiation period for a proposed transaction involving the acquisition of interests in the Koscian, Rensko, Obrzycko, Paproc East and Stezyca project areas (the "Zielona Gora transaction").

         D. In light of these developments,  Apache and FX Energy wish to modify
certain  provisions  of  their  existing   agreements  and  acknowledge  certain
additional agreements.

                                    Agreement

         NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated herein by this reference, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Interim Funding Agreement (Zielona Gora). Apache and FX Energy are parties to an Interim Funding Agreement dated as of September 30, 1999. The Interim Funding Agreement, among other things, sets forth a timetable for FX Energy's obtaining of third party financing for the Zielona Gora transaction. Any capitalized term used in this Section 1 but not defined shall have the meaning given such term in the Interim Funding Agreement.

         The Interim Funding Agreement is hereby amended as follows:

                  (i) Extension. According to Paragraph 1 of the Interim Funding Agreement, "[i]f a Definitive Agreement has not been signed by December 31, 1999, this Agreement shall have no further force or effect unless extended by mutual agreement of the parties." In addition, the Interim Funding Agreement states that only Definitive Agreements signed on or before December 31, 1999 will be subject to the Interim Funding Agreement. The term of the Interim Funding Agreement is hereby extended until July 1, 2000, and the deadline for execution of Definitive Agreements subject to the Interim Funding .Agreement is hereby extended until July 1, 2000.

                  (ii) Option Period. The Interim Funding Agreement currently provides for a 180-day option period commencing on the date of execution of a Definitive Agreement among POGC, Apache and FX Energy. The option period described in Paragraph 4 of the Interim Funding Agreement is hereby modified and will commence on the Closing (defined below) of the Zielona Gora transaction and terminate 90 days thereafter.

                  (iii) Determination Date. The Determination Date set forth in Paragraph 5 of the Interim Funding Agreement is hereby modified and will occur on the 90th day following the Closing (defined below) of the Zielona Gora transaction, or earlier at the election of FX Poland.

                  (iv) Transaction Expenses. All third party legal and accounting expenses of Apache and FX Energy relating to the negotiation and execution of the Definitive Agreement for the Zielona Gora transaction will be shared by Apache and FX Energy regardless of whether a Definitive Agreement is executed. Each party's share of expenses will be based upon each party's participation interest in the Zielona Gora transaction following FX Energy's exercise of its option. Apache will provide FX Energy with copies of the invoices from third parties upon receipt, and promptly pay the invoices. FX Energy will reimburse Apache for the third party legal and accounting expenses within thirty days after the first to occur of: (i) FX Energy's exercise of its option to own an interest in the Zielona Gora transaction, or (ii) the termination of the Interim Funding Agreement. In the event the Interim Funding Agreement is terminated, Apache and FX Energy will share the third party legal and accounting expenses equally.

                  (v) Partnership Agreement. The Partnership Agreement to be filed of record for the Apache/FX Energy spolka jawna (the "Apache/FX Partnership") in the Zielona Gora transaction will provide that: (a) the Apache/FX Partnership can be bound only with the signatures of two members of management, one from Apache and one from FX Energy; (b) it will have at least two representatives at meetings of the POGC/Apache/FX Energy spolka komandvtowa (the "Zielona Gora
         Partnership"), at least one from FX Energy and at least one from Apache; and (c) each representative will vote in the Zielona Gora Partnership in accordance with the consensus mechanism at the Apache/FX Partnership level.

         The term "Closing ' means the consummation of the Zielona Gora transaction, which will take place following the satisfaction or waiver of the conditions precedent set forth in the definitive documentation for the Zielona Gora transaction.

         2. Future Well Carries. FX Energy hereby acknowledges and agrees that Apache has satisfied all of its seismic and drilling obligations to FX Energy in Poland other than as set forth in this paragraph. Apache will carry FX Energy in: (i) five wells located within the parties' Area of Mutual Interest and in which both Apache and FX Energy participate (the "Carried Wells"), and (ii) 350 kilometers of seismic in Blocks 410, 411, 412, 413, 414, 415, 430, 431, 432,
433, 452, and 453 (the

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

"Carpathian Blocks"). Each of the Carried Wells will be drilled at a mutually agreeable location and to a depth sufficient to test Carboniferous or Devonian or deeper formations, estimated at a depth of 2,000 to 3,000 meters. If a proposed Carried Well is a well required to satisfy a minimum work obligation of either the Lublin Blocks (defined below) or Carpathian Blocks, then FX Energy will be required to elect to be carried in that well. In the event a well is proposed outside of the Lublin or Carpathian Blocks, FX Energy will have the right to elect to be carried in such well, provided that Apache and FX Energy agree that such well is substantially equivalent to the wells previously drilled in Poland in terms of cost and depth.

         The commitments set forth in the previous paragraph are intended to supersede Apache's obligations to drill ten exploratory wells within certain specified time periods, as more fully described in the following Agreements:

                  (i) Lublin Participation Agreement. Participation Agreement dated as of April 16, 1997 between Apache Overseas, Inc. and FX Energy, Inc. pertaining to the Lublin Area Concessions;

                  (ii) Carpathian Participation Agreement. Participation Agreement dated as of February 27, 1998 between Apache Overseas, Inc. and FX Energy, Inc. pertaining to the Western Carpathian Concessions; and

                  (iii) Global Agreement. Agreement dated as of January 1, 1999' between Apache Overseas, Inc. and FX Energy, Inc. pertaining to Oil and Gas Operations in Poland.

         FX Energy will pay its share of geological and geophysical costs in the Carpathian Blocks commencing on the later of (i) January 1, 2001, or (ii) the completion of the 350 kilometer seismic acquisition program in the Carpathian Blocks.

         The term "Lublin Blocks", as used in this Section 2, means the Komarow, Lublin, Ciecierzyn (which is Block 298), and Vistula Blocks.

         3. Wilga Appraisal Well(s). FX Energy will have the option either (i) to be carried in the Wilga appraisal well(s), or (ii) pay its participation interest share of the Wilga appraisal well(s). Such option will be exercised no later than 60 days following the initial cash call for each well. If FX Energy elects to be carried on the appraisal well(s), such well(s) will be used to satisfy the well carry(ies) defined in Section 2 above.

         4. Lublin Project Area. FX Energy hereby acknowledges and agrees that Apache has satisfied its obligations to date under the usufructs concerning the acquisition and reprocessing of seismic and the drilling of wells within the Komarow, Lublin, Ciecierzyn (which is Block 298), and Vistula Blocks (the "Lublin Project Area"), and the parties will relinquish the entire Lublin Project Area with the exception of Blocks 255, 275 and 297.

         5. Lachowice Project Area. Apache and FX Energy will formally notify POGC that Apache and FX Energy do not wish to proceed with further operations in the Lachowice area.

         6. Poland Overhead. Beginning July 1, 2000, FX Energy will pay its share of overhead incurred, which shall be prorated based on the number of carried wells completed as a percentage of the total carry commitment of ten wells, excluding Zielona Gora. The term "overhead" means the direct

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

charges authorized by Article II of the Accounting Procedure [Exhibit A to the Joint Operating Agreement Covering Oil and Gas Operations in Poland (the "Joint Operating Agreement")], which are identified in the Work Program and Budget as "G&A." The amounts of G&A are based upon the amount of capital spent on individual projects in relation to total capital spent. G&A shall be reduced by any payments received by Apache as Operator from POGC and others in the nature of direct or indirect charges.

         7. Award of Contract to Geofizyka Torun. Apache and FX Energy hereby approve the award of a modified seismic acquisition program (the "Modified Seismic Program") for Blocks 85, 86, 87, 88, 89, 105, 108, 109, 129, and 149
(the  "Pomeranian  Blocks") and Blocks 211,  212,  213, 214, 231, 232, 233, 234,
251, 252, 253, 254, and 274 (the "Warsaw West Blocks") to Geofizyka Torun Sp. z o.o. ("Geofizyka Torun"). Apache and FX Energy will each further evidence their approval by executing an Authorization for Expenditure ("AFE") for the Modified Seismic Program in the form of Appendix "A" attached hereto, as required by
Article 6.6 of the Joint Operating Agreement. FX Energy will use one of its five remaining Carried Wells to offset its participation interest share of the cost of the Modified Seismic Program.

         The Modified Seismic Program consists of the acquisition of 2D seismic data covering: (i) 300 kilometers of seismic lines within the Pomeranian Blocks; and (ii) 422 kilometers of seismic lines within the Warsaw West Blocks. For purposes of determining the allocation of G&A, the Carried Well that FX Energy has elected to use will be deemed completed upon the conclusion of the Modified Seismic Program. If Apache and FX Energy elect to acquire additional seismic in excess of the amounts described above for the Modified Seismic Program, Apache and FX Energy will share the cost of the additional seismic equally.

         8. 2000 Work Program and Budget. In accordance with Article 6.1(B) of the Joint Operating Agreement, Apache and FX Energy hereby approve the Work Program and Budget for the calendar year commencing on January 1, 2000, in the form attached hereto as Appendix "B."

         9. Outstanding Amounts for Seismic Acquisition. FX Energy hereby agrees to pay Apache the sum of U.S. $37,000 to settle the dispute arising from charges incurred during the acquisition of seismic data by Geofizyka Krakow. FX Energy's payment of this settlement amount shall not be construed as an admission of liability on its part in any respect. Payment shall be made within five business days of the execution of this Agreement.

         10.      Miscellaneous.

                  (i) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas without regard to any conflict of law rules that would direct application of the laws of another jurisdiction.

                  (ii) Severability. This Agreement is severable, such that if any provision of this Agreement is prohibited or unenforceable in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

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

                  (iii) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  (iv) Amendments and Prior Agreements. This Agreement shall be effective when signed by the parties and may not be amended, modified or assigned except by an instrument executed by all of the parties. To the extent of any conflicts or inconsistencies, and only to such extent, this Agreement supersedes all prior agreements between Apache and FX Energy.

                  (v) Assignments. This Agreement is binding upon the parties and their respective successors and assigns; provided that no party may assign or transfer any of its rights or delegate any of its duties or obligations under this Agreement without the prior consent of the other parties.

         IN WITNESS whereof this Agreement has been signed by the duly authorized representatives of the parties as of the day and year first above written.

APACHE OVERSEAS, INC.

By: /s/ W. Steven Farris
    -------------------------------
     W. Steven Farris
     Vice Chairman of the Board

FX ENERGY, INC.

By: /s/ David N. Pierce
    -----------------------
     David N. Pierce
     President and Chief Executive Officer

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